Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of August 1, 2016 (the “Effective Date”), by and between Robert Fair (the “Executive”) and Teradata Corporation (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company and its affiliates on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Separation. Executive shall cease to be the Chief Operating Officer of the Company as of the Effective Date, but shall continue to serve as an employee of the Company from the Effective Date through November 1, 2016 (the “Separation Date”) at his base salary level in effect as of the Effective Date, and shall conscientiously and in good faith make efforts to facilitate the successful transition of the individuals who take on a position that relates to Executive’s area of responsibility, assist with the transition of the Teradata Marketing Applications business to Marlin Equity Partners, and perform such other duties as may from time-to-time be specified by the Company’s President and Chief Executive Officer. Effective as of the Separation Date, Executive’s employment with the Company and its affiliates shall end and Executive shall cease to be an employee and officer of any and all of the foregoing without any further action or notice. In addition, effective as of as the Separation Date, or before such time if requested in writing by the Company’s Secretary and General Counsel, Executive hereby resigns from (a) any and all directorships Executive may hold with the Company’s affiliates and (b) all positions Executive may hold with any other entities for which the Company or its affiliates have requested Executive to perform services. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned on the Separation Date, regardless of when or whether he executes any such documentation.

2. Accrued Benefits. The Company will pay and provide to Executive the following payments and benefits:

(a) Salary and Vacation Pay. Within 7 calendar days after the Separation Date, or such earlier date as required by law, the Company will issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b) Expense Reimbursements. Within 30 calendar days following the Separation Date, the Company will reimburse Executive for any reasonable unreimbursed business expenses actually and properly incurred by Executive in connection with carrying out his duties with the Company through the Separation Date in accordance with the Company’s applicable business expense reimbursement policies, which expenses will be submitted by Executive to the Company with supporting receipts and/or documentation no later than 10 calendar days after the Separation Date.

(c) Other Benefits. All Company-provided benefits shall cease to accrue on the Separation Date, including but not limited to accrual of vacation, short or long-term disability leave, and other benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive any amounts or benefits required to be paid or provided or which Executive is eligible to receive under the Company’s (or an affiliate’s) retirement plans or welfare benefit plans, in each case in accordance with the terms, conditions and normal procedures of each such plan and based on accrued and vested benefits through the Separation Date. The Company will continue to provide the existing level of health and dental insurance benefits through the Separation Date and will subsidize Executive’s health insurance under COBRA for eighteen months at the current contribution rate, as further discussed in Section 3(c) below. Executive will receive information regarding election of benefit continuation separately.

3. Severance Benefits. In consideration of, and subject to and conditioned upon Executive’s timely execution and non-revocation of the general release attached as Exhibit A to this Agreement and incorporated herein (the “Release”) and the effectiveness of such Release as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations set forth in Section 6 of this Agreement, the Company will pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement. The amounts due under this Section 3 shall not be subject to offset for compensation earned by Executive from another employer, provided that Executive remains in full compliance with Section 6 hereof.

(a) Severance. The Company shall pay to Executive an amount equal to $1,472,625, payable in equal installments in accordance with the Company’s normal payroll procedures over the fifteen-month period following the Separation Date, with the first installment commencing on the first payroll date to occur on or immediately after the date the Release becomes effective and irrevocable in accordance with its terms. The first installment shall include all amounts accrued after the Separation Date to the date of such installment and the remaining installments shall be payable as otherwise scheduled assuming that payments had begun on the first regular payroll date after the Separation Date.

(b) Annual Incentive. Executive will be eligible to receive an annual incentive for fiscal 2016 under the Company’s 2016 annual bonus program of the Management Incentive Plan on the same terms as other participating Company employees, based on actual performance of the Company in fiscal year 2016 relative to Company objectives established under such 2016 annual bonus program, without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive below the amount earned based on the achievement of such Company objectives, and pro-rated for the number of days employed during 2016 through and including the Separation Date. The annual incentive shall be payable in a single lump sum at the same time that payments are made to other participants in the Company’s Annual Incentive Plan for the fiscal year (pursuant to the terms of the plan but in no event later than March 15, 2017).

(c) Health Insurance Coverage. If Executive timely elects continued health and dental coverage under COBRA, the Company will subsidize Executive’s COBRA premiums to continue his coverage (including coverage for his eligible dependents, if applicable) (the “COBRA Premiums”), such that Executive will only be obligated to pay the contributions required of active employees for the eighteen-month period starting on the Separation Date (the “COBRA Premium Period”). The COBRA Premium Period runs concurrently with the COBRA continuation period. During the period the Company provides Executive with this coverage, an amount equal to the applicable COBRA Premiums (or such other amounts as may be required by law) will be included in Executive’s income for tax purposes to the extent required by applicable law and the Company may withhold taxes from Executive’s other compensation for this purpose. The Company specifically reserves the right at its sole discretion to amend, suspend, discontinue or terminate the health and dental plan or any or all benefits under the plan at any time, without either the prior consent of, or any prior notice to, any employee, and to make or amend rules for administration of the plan; provided, however, that if the Company terminates its health and dental plan during the COBRA Premium Period, then, within 30 calendar days after the termination of the plan, the Company will make a single lump sum cash payment to Executive equal to the cost that the Company otherwise would have incurred hereunder (in the absence of the termination of the plan) to subsidize Executive’s COBRA Premiums for the period of time from the effective date of termination of the plan through the last day of the COBRA Premium Period.

(d) Equity Awards. Solely for purposes of determining Executive’s rights with respect to the outstanding equity awards held by Executive as of the Separation Date under the Company’s equity compensation plans: (i) Executive’s employment shall be deemed to have terminated employment as a result of a “reduction-in-force” for purposes of determining the vesting treatment of Executive’s service-based restricted share unit awards and performance-based restricted share unit awards, (ii) Executive shall be entitled to accelerated vesting of the portion of his stock options granted on December 1, 2015 that otherwise would have vested had his employment continued through December 1, 2016, and (iii) all vested stock options (including those that vest pursuant to the operation of this Section 3(d)) shall remain exercisable until the earlier of three years after the Separation Date or the expiration of the remainder of the stated ten-year term. The Parties acknowledge and agree that Exhibit B provides a complete and accurate listing of all outstanding equity awards held by Executive as of the Effective Date (the “Equity Awards”), along with the applicable pro-ration factors for Executive’s restricted share units, and the number of vested shares underlying Executive’s stock options. Any vested restricted share units as a result of this Agreement will be paid to Executive in accordance with the terms, and subject to the conditions, of the applicable award agreements, including the 6-month delay on payouts for service-based restricted share units. The Company shall have no obligation to grant additional equity compensation awards to the Executive for the 2016-2017 long-term equity program grant cycle or any subsequent cycle and will not grant such awards to Executive.

(e) Career Transition Services. For up to one-year following the Separation Date, Executive will be entitled to participate in the Company’s outplacement assistance program for officers and senior executives, with outplacement services provided by the Company’s selected outplacement services provider, and subject to the same terms and conditions as applicable to Company officers and senior executives in the event of a reduction-in-force.

4. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3 of this Agreement, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5. Effect on Other Severance Arrangements. Executive acknowledges that the payments and arrangements contained in this Agreement will constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and the termination thereof. Except as provided in the immediately following sentence, Executive agrees that, as of the Effective Date, this Agreement supersedes and replaces the severance terms under any plan, program, policy or practice or contract or agreement of the Company and its affiliates, and that Company and its affiliates have no further obligations to Executive under any plan, program, policy or practice or contract or agreement, including without limitation, the Company’s Reduction-In-Force Program and the Company’s Change in Control Severance Plan (the “CIC Plan”). The Parties acknowledge and agree that, as of the Effective Date, Executive shall no longer participate in the CIC Plan and Executive shall have no right to benefits under the CIC Plan; provided, however, that if a change in control (as defined in the CIC Plan) is initiated on or prior to the Effective Date, then this Agreement shall be null and void without further action or notice and Executive’s right to severance benefits will be governed by the terms and subject to the conditions of the CIC Plan.

6. Covenants and Restrictions.

(a) Confidential Information and Trade Secrets. The Parties acknowledge and agree that, (i) Executive had access to the most confidential and proprietary information and highest level trade secrets of the Company, (ii) Executive participated in the development of the Company’s strategic plans and possess knowledge of technical innovations, (iii) Executive has managed strategic relationships with key Company clients and prospects and acquired detailed knowledge of the business plans and unreported information about the Company’s customers, (iv) Executive hired and assisted in the personal development of key employees, (v) the Company invested considerable resources in Executive’s training and executive development, and significant resources in the development of the trade secret information and documents in which Executive was personally involved, and (vi) throughout Executive’s employment, the Company took the necessary and appropriate steps to safeguard the disclosure or use of this confidential information outside the Company. Executive acknowledges and agrees that (A) he is subject to the confidentiality and non-disclosure provisions of the offer letter between Executive and the Company dated September 20, 2007, as amended December 22, 2008 (the “Offer Letter”), in which he agreed not to disclose the Company’s trade secrets or confidential information during or following the termination of employment, and (B) state law and federal law (the Economic Espionage Act) also prohibit the unlawful use or misappropriation of confidential or trade secret information. Executive hereby specifically reaffirms his obligations under these contractual and statutory provisions not to disclose, use, or otherwise leverage any Company confidential, proprietary or trade secret information or related documents in any capacity. For purposes of this Section 6, the term “Company” means the Company and its affiliates.

(b) Non-Competition; Non-Solicitation. As a condition of receiving the Equity Awards and accepting benefits thereunder, Executive agreed in the award agreements governing the Equity Awards (the “Equity Agreements”) that during his employment with the Company and, to the extent permitted by applicable law, for a period of 12 months after the Separation Date (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, Executive will not, without the prior written consent of the Chief Executive Officer of the Company: (i) render services directly or indirectly to, or become employed by, any Competing Organization (as defined below) to the extent such services or employment involves the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by the Company to its customers and upon which Executive worked or in which Executive participated during the last 2 years of employment with the Company; (ii) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of the Company to terminate his or her employment with or otherwise cease his or her relationship with the Company; or (iii) solicit the business of any firm or company with which Executive worked during the preceding 2 years while employed by the Company, including customers of the Company (Sections 6(b)(i)-(iii) collectively, the “Restrictive Covenants”). The Equity Agreements provide that if Executive breaches any of the Restrictive Covenants, then in addition to any liability Executive may have for damages arising from such breach, and to the extent permitted under applicable law: (A) any unvested restricted share units will be immediately forfeited, and, to the extent permitted by applicable law, Executive agreed to pay to the Company the fair market value of any share units that vested and that were paid during the 12 months prior to the Separation Date, (B) performance-based restricted share units would be forfeited if the breach occurred prior to the end of a performance period and Executive would not receive the pro-rata portion of the payout based on actual performance results, and (C) Executive’s outstanding stock options will be cancelled, and Executive will pay to the Company the excess of the fair market value on the date of exercise over the exercise price of any option shares received in connection with the exercise of a stock option on or after the date which is 12 months prior to the date of the breach. Executive agrees that if he breaches any of the Restrictive Covenants or any of the terms of this Section 6, the Company is entitled to seek all of the remedies provided in the Equity Agreements and any other remedies available to it. For the sake of clarity, the Restrictive Covenants will control and are subject to enforcement in lieu of the non-competition and non-solicitation restrictions contained in the Offer Letter.

(c) Competing Organization. As used in this Section 6, “Competing Organization” means an organization identified as a Competing Organization by the Chief Executive Officer as set forth on Exhibit C and incorporated herein, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by the Company to its customers; subject to any exceptions as granted in writing by the Chief Executive Officer, in the Chief Executive Officer’s sole discretion, which grants shall not be unreasonably withheld.

(d) Insider Trading Policy. Under federal securities laws and the Company’s insider trading policy (CMP #922 (Insider Trading)), Executive is prohibited from trading in Company securities while in possession of material, inside information about the Company. Given Executive’s current position with the Company, he has access to highly-confidential and material information regarding the Company’s results, financial outlook and strategic business plans. As a result, until the Separation Date, Executive will be considered a restricted insider who is required to pre-clear all trades in Teradata stock prior to the Separation Date pursuant to the Company’s insider trading policy.

(e) Stock Ownership Guidelines. Executive shall cease to be subject to the Company’s Stock Ownership Guidelines, effective as of the Effective Date.

(f) Non-Disparagement. Executive agrees to refrain from publishing or providing any oral or written statements about the Company, its affiliates, or any of their officers, directors, managers, employees, agents or representatives that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriation of their name or likeness. Neither the Company nor its affiliates shall publish or provide any oral or written statements about Executive that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about Executive’s business or personal affairs, or that constitute an intrusion into Executive’s private life, or that give rise to unreasonable publicity about Executive’s private life, or that place Executive in a false light before the public or that constitute a misappropriation of Executive’s name or likeness.

(g) Return of Property and Information. Executive acknowledges that confidential information is the exclusive property of the Company. On or before the Separation Date, or at the request of the Company at any time, Executive shall promptly return to the Company all property then in Executive’s possession, custody or control belonging to the Company, including all confidential information; provided, however, that (i) Executive shall be entitled to keep his Company-issued mobile telephone and personal computer (subject to the removal of all files and information contained therein by the Company, to its sole satisfaction, within a reasonable period of time following the Separation Date), and (ii) the Company shall cooperate with Executive as necessary to permit Executive to retain for his personal purposes the telephone number currently associated with his Company-issued mobile telephone. Executive shall not retain any copies of correspondence, memorandum, reports, notebooks, drawings, photographs or other documents in any form whatsoever (including information contained in computer or other electronic memory or on any computer or electronic storage device) relating in any way to the affairs of the Company and which were entrusted to Executive or obtained by

Executive at any time during Executive’s employment with the Company. Executive shall retain in his sole possession his personal computer, phone and phone number with the understanding that any personal information obtained by the Company from such devices shall be held by the Company in confidence.

7. Miscellaneous.

(a) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith. For purposes of Section 409A, each installment paid pursuant to Section 3 of this Agreement shall be treated as a separate payment. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Executive is determined by the Company to be a “specified employee” within the meaning of Section 409A, then any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A will be paid no earlier than (1) the date that is six months after the date of Executive’s separation from service, or (2) the date of Executive’s death. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A), and neither the Company nor its affiliates will have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c) Severability. In construing this Agreement, if any portion of this Agreement will be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement will be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d) Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive; provided, however that this Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, or, if she fails to survive him, by his surviving children. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e) Final and Entire Agreement; Amendment. This Agreement, together with the Exhibits and the Equity Agreements, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to conflict of laws principles. Each Party agrees that any dispute related to this Agreement or the Equity Agreements will be subject to resolution through the Company’s Internal Dispute Resolution provisions, including final stage arbitration rather than litigation, as set forth in the Company’s internal policies and the Equity Agreements. In the event that the Company is required to enforce its rights in a court of law, each Party (i) agrees that any action shall be brought exclusively in the courts of the State of Ohio or of the United States of America for the Southern District of Ohio, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.

(g) Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company:

General Counsel/Notices

Teradata Corporation

10000 Innovation Drive

Miamisburg, Ohio 45342

Attn: Legal Notices

Email: Law.notices@teradata.com

or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(h) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

(i) Representation By Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of his choice prior to the execution of this Agreement. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

TERADATA CORPORATION

By:

Its:

EXECUTIVE

Robert Fair

EXHIBIT A

RELEASE OF CLAIMS

I have been notified my employment with Teradata Corporation (“Teradata”) will be terminated. In exchange for severance benefits provided under the Separation Agreement between myself and Teradata dated August 1, 2016 (the “Separation Agreement”), I acknowledge and agree to the following:

1.	I may sign and submit this Release of Claims (“Release”) at any time during the 21 days after my termination.

2.	I understand this Release does not constitute an admission by Teradata of any liability, violation of any federal or state laws, or any other civil wrong.

3.	I may revoke this Release during the seven days after I sign it by delivering written notice to Teradata in accordance with Section 5(e) of the Agreement no later than the close of business on the seventh day after signature. This Release will not become effective or enforceable until the expiration of that seven-day period. I understand that my severance benefits will be processed after the expiration of the seven-day period.

4.	I release and discharge Teradata, its affiliates, successors, and each of their fiduciaries, stockholders, directors, officers, agents, and employees (“Released Parties”), from all claims, causes of action, suits, damages, rights to monetary or equitable relief, known or unknown, including access to Teradata’s internal dispute resolution process, for anything occurring up to and including the date on which I sign this Release. Without limiting the prior sentence, this release covers all claims I have, have ever had, or may now have, for or related in any way to my employment or the end of my employment with the Company, including but not limited to all claims for age discrimination under the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Employee Retirement Income Security Act (“ERISA”), any similar state or local Fair Employment statute or ordinance; any claim of wrongful discharge, discrimination, harassment, retaliation, breach of implied or express promises, defamation, invasion of privacy and intentional or negligent infliction of emotional distress; all claims for lost or unpaid wages, overtime, bonuses, or statutory penalties; and any claims of coverage under any of Teradata’s commercial automobile liability insurance policies.

Without limiting the foregoing Paragraph, I represent that I understand that this Release specifically releases and waives any claims of age discrimination, known or unknown, that I may have against the Released Parties as of the date I sign this Agreement. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. I acknowledges that as of the date I sign this Release, I may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and I voluntarily relinquishes any such rights or claims by signing this Release.

5.	Teradata advises me to consult with an attorney prior to signing this Release. By signing this Release I understand I am giving up and waiving legal rights. I have either freely chosen not to consult with an attorney or I have decided to sign after discussing this Release with my attorney.

6.	This Release does not prevent me from: (a) responding accurately and fully to any question, inquiry or request for information when required by legal process; (b) disclosing information to regulatory bodies; or (c) filing a charge with the Equal Employment Opportunity Commission concerning claims of discrimination or participating in any manner in an investigation, hearing or proceeding or affect the rights of the EEOC to enforce the civil rights laws. However, I waive my right to recover any damages or other relief in any claim or suit brought by any federal agency, such as the EEOC or any state or local agency, on my behalf, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Equal Pay Act, or any other federal, state or municipal discrimination law.

7.	As used in this Release, “Teradata” includes its parents, subsidiaries, affiliates, divisions, past and present directors, officers, agents and employees.

8.	This Release and the Agreement represent the entire agreement between me and Teradata relating to the end of my employment and, with the exception of any agreements relating to arbitration of employment-related disputes, or trade secrets and preserving the confidentiality of Teradata information, supersedes all prior written or oral understandings, statements or agreements.

I have read this Release and I understand its terms. I enter into and sign this Release knowingly, voluntarily, and with full knowledge of its contents.

Signature of Associate	Social Security Number	Non-Teradata E-mail Address	Date

Associate Name (Printed)	Associate QuickLook ID	Non-Teradata Telephone Number

Human Resources Acknowledgment of Receipt:

Human Resources Representative	Title	Date

A-2

NOTE: The original document, when signed by both employee and Human Resources Representative should be returned to the Teradata HR Service Center, for inclusion in the employee’s Personnel File.

Teradata HR Service Center

10000 Innovation Drive

Dayton, Ohio 45342

A-3

EXHIBIT B

TREATMENT OF OUTSTANDING EQUITY AWARDS

Bob Fair

Outstanding Equity as of 7/20/2016

					Current Equity Position				Standard Proration Treatment
GRANT DATE	AWARD TYPE	VESTING	FMV ON GRANT DATE	QTY- GRANTED	QTY OUTSTANDING	QTY VESTED	QTY UNVESTED	Assumed Last Day Worked	Standard Pro-Rata Months	Standard Pro-Rata Shares Vesting / Options Retained	Standard Pro-Rata Shares/Options Forfeited
12/3/2013	RU	3 yr cliff	$45.35	6,716	6,716	0	6,716	11/1/2016	36	6,716	0
12/1/2014	RU	3 yr graded	$44.43	13,693	9,129	0	9,129	11/1/2016	12	4,565	4,564
2/27/2015	RU	3 yr graded	$44.52	16,812	11,208	0	11,208	11/1/2016	10	4,670	6,538
12/1/2015	RU	3 yr graded	$30.63	31,870	31,870	0	31,870	11/1/2016	12	10,623	21,247
12/10/2012	PBRSU	Q1 2017	$58.63	28,000	28,000	0	28,000	11/1/2016	47	tbd	tbd
3/1/2013	PBRSU	Q1 2017	$58.56	12,000	12,000	0	12,000	11/1/2016	47	tbd	tbd
2/9/2015	1 yr PBRSU	3 yr graded	$44.43	1,369	913	0	913	11/1/2016	10	380	533
12/1/2015	1 yr PBRSU	Q1 2017	$30.63	26,558	26,558	0	26,558	11/1/2016	11	tbd	tbd
12/1/2015	3 yr PBRSU	Q1 2019	$30.63	26,558	26,558	0	26,558	11/1/2016	11	tbd	tbd
10/1/2007	SO	25%, 4 yr	$27.98	25,376	15,376	15,376	0	11/1/2016	n/a	15,376	0
12/2/2008	SO	25%, 4 yr	$13.77	135,922	110,922	110,922	0	11/1/2016	n/a	110,922	0
12/1/2009	SO	25%, 4 yr	$30.68	41,963	41,963	41,963	0	11/1/2016	n/a	41,963	0
11/30/2010	SO	25%, 4 yr	$41.09	39,819	39,819	39,819	0	11/1/2016	n/a	39,819	0
11/29/2011	SO	25%, 4 yr	$50.70	28,606	28,606	28,606	0	11/1/2016	n/a	28,606	0
11/27/2012	SO	25%, 4 yr	$61.55	26,122	26,122	19,591	6,531	11/1/2016	n/a	19,591	6,531
12/3/2013	SO	25%, 4 yr	$45.35	34,816	34,816	17,408	17,408	11/1/2016	n/a	17,408	17,408
12/1/2014	SO	25%, 4 yr	$44.43	33,883	33,883	8,470	25,413	11/1/2016	n/a	8,470	25,413
12/1/2015	SO	25%, 4 yr	$30.63	59,166	59,166	0	59,166	11/1/2016	1 month accelerated vesting	14,791	44,375
						282,155	261,470			323,900	126,609

Notes:

• This data is as of July 20, 2016. Actual equity treatment applied will be based on current shares outstanding at the time of separation according to the approved terms.

• The 12/10/2012 PBRSU (known as the Special 2016 Performance Award) and the 3/1/2013 PBRSU (known as the Special 2016 Long-Term Strategic Award) are expected to be certified at 0%payout in Q1 2017.

• The 12/1/2015 PBRSUs, known as the 2016 Annual EPS PBRSU and 2016-2018 TSR PBRSU, will be certified for any applicable payout in Q1 2017 and Q1 2019 respectively. The units earned from either of these PBRSUs, if any, will be paid out on pro-rata basis pursuant to the terms of the award agreement.

EXHIBIT C

COMPETING ORGANIZATIONS

For purposes of the restrictive covenant provisions in Teradata compensation plans and agreements that refer to “Competing Organizations” as identified by the Chief Executive Officer, the following companies, including their operating subsidiaries, are identified as “Competing Organizations”, excluding any company on the list below that Teradata’s Chief Executive Officer determines to be engaged primarily in the business of marketing applications and related services:

COMPETING ORGANIZATIONS

Accenture

Actian Corporation

Amazon.com, Inc.

Cognizant Technology Solutions Corp.

EMC Corporation (including Greenplum)

Hewlett Packard (HP) (including Vertica)

IBM (including Netezza and Unica)

Oracle Corporation (including Responsys)

SAP (including Sybase)

SAS Institute, Inc.